UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2011

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 24, 2011, diaDexus, Inc. (the “Company”) entered into a new Distribution Agreement (the “New Distribution Agreement”) with Inova Diagnostics, Inc. (“Inova”). The effective date of the New Distribution Agreement is January 1, 2011. The New Distribution Agreement supersedes and replaces the Distributor Agreement, effective January 30, 2007, by and between the Company and Inova (as assignee of The Binding Site Inc.), as subsequently amended by Addendum No. 1 to the Distribution Agreement, dated February 1, 2007, Addendum No. 2 to the Distribution Agreement, dated June 15, 2007, Addendum No. 3 to the Distribution Agreement, dated October 28, 2008, and the Business Development Addendum to the Distributor Agreement, dated February 1, 2010 (collectively, the “Old Distribution Agreement”).

The New Distribution Agreement provides Inova with the right to distribute certain of the Company’s diagnostic test products (the “Products”) in a limited territory for a specified period, which right would have otherwise terminated upon the expiration of the Old Distribution Agreement. Pursuant to the New Distribution Agreement, Inova may distribute Products to certain specified end users at prices approved by Company. The New Distribution Agreement also sets Inova’s margin for Product sales.

On March 24, 2011, the Company and Inova also executed a 2011 Special Programs Addendum (the “Special Programs Addendum”) to the New Distribution Agreement. The effective date of the Special Programs Addendum is January 1, 2011. Pursuant to the Special Programs Addendum, Inova will distribute Products to certain of the Company’s laboratory customers for a limited time, at specified prices and margins. The Special Programs Addendum also provides that Inova shall offer certain end users incentives for testing volume levels.

The foregoing is only a summary of the material terms of the New Distribution Agreement and the Special Programs Addendum, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the New Distribution Agreement and the Special Programs Addendum that will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)
Date: March 30, 2011
	By:	/s/ David J. Foster
David J. Foster
Executive Vice President, Chief Financial Officer and Secretary